Exhibit (a) (1) (i)
OFFER TO PURCHASE
FERRO CORPORATION

Offer to Purchase for Cash any and all of its Outstanding
6.50% Convertible Senior Notes due 2013
(CUSIP No. 315405AL4)

The Tender Offer (as defined below) will expire at midnight, New York City time, on August 23, 2010, unless extended or earlier terminated by Ferro Corporation in its sole discretion (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). Tendered Notes may be withdrawn at any time prior to the Expiration Date.
     Ferro Corporation, an Ohio corporation (“Ferro,” the “Company,” “we” or “us”), hereby offers upon the terms and subject to the conditions set forth in this Offer to Purchase (as the same may be amended or supplemented, the “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended or supplemented, the “Letter of Transmittal”), which together constitute the “Tender Offer,” to purchase for cash any and all of its outstanding 6.50% Convertible Senior Notes due 2013 (the “Convertible Notes”).
     The consideration for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is $1,010 (the “Tender Offer Consideration”).
     The Company reserves the right to terminate, withdraw or amend the Tender Offer at any time and from time to time subject to applicable law, as described herein. The obligation of the Company to purchase Convertible Notes under the Tender Offer is subject to certain conditions, including, without limitation, the Financing Condition. See “The Tender Offer — Conditions to Offer.” The Company reserves the right to waive any of the conditions to the Tender Offer.
     Any questions or requests for assistance concerning the terms of the Tender Offer may be directed to Credit Suisse Securities (USA) LLC (the “Dealer Manager”) at the address and the telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offer or for additional copies of this Offer to Purchase, the Letter of Transmittal or the other offer documents may be directed to Global Bondholder Services Corporation (the “Information Agent”) at the address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.
     See “Certain Significant Consequences” for a discussion of certain factors that should be considered in evaluating the Tender Offer.
     NONE OF FERRO, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR CONVERTIBLE NOTES PURSUANT TO THE TENDER OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES TO BE TENDERED.
     THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC” OR THE “COMMISSION”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Dealer Manager for the Tender Offer:
Credit Suisse
The date of this Offer to Purchase is July 27, 2010

- i -

IMPORTANT INFORMATION
     Holders of the Convertible Notes (“Holders”) should take note of the following dates in connection with the Tender Offer:

Date	Calendar Date	Event
Commencement Date	July 27, 2010	Commencement of the Tender Offer subject to the terms and conditions set forth in the Tender Offer to Purchase and Letter of Transmittal.

Expiration Date	Midnight, New York City time, on August 23, 2010, unless extended or earlier terminated by the Company in its sole discretion.	The last day and time for Holders to tender Convertible Notes pursuant to the Tender Offer in order to be eligible to receive the Tender Offer Consideration.

Payment Date	A date promptly following the Expiration Date on which the Company accepts Convertible Notes for payment pursuant to the Tender Offer.	Payment of the Tender Offer Consideration for all Convertible Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date.
     Upon the terms and subject to the conditions of the Tender Offer (including, if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company is offering to purchase for cash any and all of the Convertible Notes at a price equal to the Tender Offer Consideration for each $1,000 principal amount of Convertible Notes validly tendered and not withdrawn pursuant to the Tender Offer.
     The Tender Offer Consideration for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is $1,010.
     If the Convertible Notes are accepted for payment pursuant to the Tender Offer, Holders who validly tender their Convertible Notes pursuant to the Tender Offer on or before the Expiration Date will receive the Tender Offer Consideration.
     If the Tender Offer is terminated or withdrawn, the Tender Offer Consideration will not be paid or become payable. In the event of a termination or withdrawal of the Tender Offer without any Convertible Notes being purchased thereunder, the Convertible Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders.
     In addition to receiving the Tender Offer Consideration, tendering Holders whose Convertible Notes are purchased pursuant to the Tender Offer will receive any accrued and unpaid interest to, but not including, the Payment Date.
     Payment for Convertible Notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with Global Bondholder Services Corporation, the depositary for the Tender Offer (the “Depositary”), or, at the direction of the Depository, DTC, which will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to Holders.
     All Convertible Notes accepted for payment in the Tender Offer will cease to accrue interest on the Payment Date, unless the Company defaults in the payment of amounts payable pursuant to the Tender Offer. All Convertible Notes not tendered or accepted for payment shall continue to accrue interest.

- ii -

     The Company expressly reserves the right, in its sole discretion, subject to the requirements of applicable law, (i) to terminate or withdraw the Tender Offer, (ii) to extend the Expiration Date and (iii) to amend the terms of the Tender Offer, subject to any obligation under applicable law to extend the period of time the Tender Offer remains open. The foregoing rights are in addition to the Company’s right to delay acceptance for payment of Convertible Notes tendered under the Tender Offer.
     From time to time after the Expiration Date, or after termination or withdrawal of the Tender Offer, the Company or its affiliates may acquire any Convertible Notes that are not tendered pursuant to the Tender Offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.
     See “Certain Significant Consequences” and “Certain U.S. Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the Tender Offer.
     This Offer to Purchase does not constitute an offer to purchase Convertible Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” laws. Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference, or in the affairs of the Company or any of its respective subsidiaries or affiliates since the date hereof.

THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

     Any Holder desiring to tender Convertible Notes should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Convertible Notes to the Depositary (or transfer such Convertible Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder’s custodian to effect the transaction or (c) tender through DTC pursuant to its Automated Tender Offer Program (“ATOP”). A Holder with Convertible Notes held through a custodian must contact that custodian if such Holder desires to tender those Convertible Notes and promptly instruct such custodian to tender such Convertible Notes on its behalf. See “The Tender Offer—Procedures for Tendering Convertible Notes.” Please note that if Convertible Notes are held by a custodian, the custodian may have an earlier deadline for tendering Convertible Notes pursuant to the Tender Offer than the Expiration Date.
     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or any of the other offer documents may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. A Holder may also contact the Dealer Manager at its telephone number set forth on the back cover of this Offer to Purchase or such Holder’s custodian for assistance concerning the Tender Offer.
     None of the Company, its management or board of directors, the Dealer Manager, the Depositary, the Information Agent or their respective affiliates makes any recommendation to any Holder as to whether to tender any Convertible Notes in connection with the Tender Offer. None of the Company, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Tender Offer other than the information and representations

- iii -

contained in this Offer to Purchase, the Letter of Transmittal and the other offer documents. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, information or representation as having been authorized by the Company, the Dealer Manager, the Depositary or the Information Agent.
FERRO CORPORATION
     Ferro Corporation was incorporated in Ohio in 1919 as an enameling company. Today, we are a leading producer of specialty materials and chemicals that are sold to a broad range of manufacturers who, in turn, make products for many end-use markets. Through manufacturing sites around the world, we produce the following types of products:
•	Electronics, Color and Glass Materials — Conductive metal pastes and powders, dielectrics, polishing materials, high-quality glazes, enamels, pigments, dinnerware decoration colors, and other performance materials; and

•	Polymer and Ceramic Engineered Materials —Polymer specialty materials, engineered plastic compounds, pigment dispersions, glazes, frits, porcelain enamel, pigments, and high-potency pharmaceutical active ingredients.
     We refer to our products as performance materials and chemicals because we formulate them to perform specific functions in the manufacturing processes and end products of our customers. The products we develop often are delivered to our customers in combination with customized technical service. The value of our products stems from the benefits they deliver in actual use.
     Our principal executive offices are located 1000 Lakeside Avenue, Cleveland, Ohio 44114. Our telephone number is (216) 641-8580. Our website is www.ferro.com. The information contained on or accessible through our website is not part of this offer to purchase, other than the documents that we file with the SEC that are incorporated by reference herein.
AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference the information in documents we file with it. The information incorporated by reference is considered to be part of this Offer to Purchase, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in or omitted from this Offer to Purchase, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the expiration or termination of the Tender Offer:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed on February 18, 2010, March 3, 2010, April 20, 2010, May 6, 2010, May 10, 2010, June 2, 2010, June 28, 2010, July 1, 2010 and July 20, 2010.
     We will not, however, incorporate by reference in this Offer to Purchase any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

- iv -

     We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:
Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
Telephone Number: (216) 641-8580
Attn: Secretary
     The filings described above may be inspected and copied at the public reference facilities of the Commission located on the date of this Offer to Purchase at 100 F Street, N.E., Washington, D.C. Copies of such material may be obtained by mail, upon payment of the Commission’s prescribed rates, by writing to the Public Reference Section of the Commission located on the date of this Offer to Purchase at 100 F Street, N.E., Washington, D.C. 20549, and also may be obtained without charge from the Commission’s website at http://www.sec.gov.
     A copy of the Indenture, dated as of March 5, 2008, and the First Supplemental Indenture, dated as of August 19, 2008, pursuant to which the Convertible Notes were issued, each by and between the Company and U.S. Bank National Association, as trustee, were filed with the Commission on March 5, 2008 as Exhibit 4.5 to the Registration Statement on Form S-3 (Registration No. 333-149559) and on August 19, 2008 as Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-00584), respectively.
FORWARD-LOOKING STATEMENTS
     This Offer to Purchase, including the documents incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this Offer to Purchase or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this Offer to Purchase, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:
•	demand in the industries into which we sell our products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	the effectiveness of our efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	our ability to successfully implement and/or administer our restructuring programs;

•	our ability to access capital markets, borrowings, or financial transactions;

•	our borrowing costs could be affected adversely by interest rate increases;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	competitive factors, including intense price competition;

•	currency conversion rates and changing global economic, social and political conditions;

•	the impact of our performance on our ability to utilize our significant deferred tax assets;

- v -

•	liens on our assets by our lenders affect our ability to dispose of property and businesses;

•	restrictive covenants in our credit facilities could affect our strategic initiatives and liquidity;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	our ability to successfully introduce new products;

•	stringent labor and employment laws and relationships with our employees;

•	our ability to fund employee benefit costs, especially post-retirement costs;

•	risks and uncertainties associated with intangible assets;

•	potential limitations on our use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of our common stock;

•	our presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	the identification of any material weaknesses in our internal controls in the future could affect our ability to ensure timely and reliable financial reports;

•	uncertainties regarding the resolution of pending and future litigation and other claims; and

•	other factors affecting our business beyond our control, including disasters, accidents, and governmental actions.
     These factors and the other risk factors described in this Offer to Purchase, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

- vi -

SUMMARY
     This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase and the Letter of Transmittal.

The Company	Ferro Corporation, an Ohio corporation.

The Convertible Notes	The Company’s 6.50% Convertible Senior Notes due 2013.

The Tender Offer	The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Convertible Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date. See “The Tender Offer.”

Tender Offer Consideration	The Tender Offer Consideration for each $1,000 principal amount of Convertible Notes validly tendered and not withdrawn pursuant to the Tender Offer is $1,010.

Accrued Interest	Subject to the terms and conditions of the Tender Offer, Holders whose Convertible Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date to, but not including, the Payment Date.

Expiration Date	Midnight, New York City time, on August 23, 2010, unless extended or earlier terminated by the Company in its sole discretion. See “The Tender Offer—Expiration Date; Extension; Amendment and Termination.”

Payment Date	The Payment Date will be a date promptly following the date on which the Company accepts for payment pursuant to the Tender Offer, Convertible Notes which are validly tendered, and not validly withdrawn on or prior to the Expiration Date.

Purpose of the Tender Offer	The principal purpose of the Tender Offer is to acquire all of the outstanding Convertible Notes in order to retire the debt associated with the Convertible Notes.

Sources and Amount of Funds	Concurrently with the Tender Offer, the Company intends to offer $250.0 million aggregate principal amount of senior notes (the “New Notes”). The net proceeds from the offering of the New Notes (the “New Notes Offering”) will be used to fund purchases of the Convertible Notes pursuant to the Tender Offer.

In addition, in connection with the Tender Offer and New Notes Offering, the Company intends to enter into a new revolving credit facility (the “New Credit Facility”). The Company intends to use borrowings under the New Credit Facility, along with any remaining net proceeds from the New Notes Offering, to repay all of the term loans and revolving borrowings outstanding under its existing credit facility (the “Existing Credit Facility”). See “Purpose of the Tender Offer” and “The Tender Offer — Source and Amount of Funds.”

Conditions of the Tender Offer	The Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon satisfaction of all the conditions described herein, including, without limitation:

• the consummation of the New Notes Offering, referred to herein as the “Financing Condition” and

•     either (i) the Company’s entry into, and the availability of funds under, the New Credit Facility or (ii) the Company’s entry into an amendment to, or its receipt of a waiver under, the second amended and restated credit agreement (the “Existing Credit Agreement”) governing the Existing Credit Facility, in either case (i) or (ii), that will permit the Company to repurchase Convertible Notes pursuant to the Tender Offer, referred to herein as the “Credit Facility Condition.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Tender Offer prior to the Expiration Date and not accept for payment any Convertible Notes tendered in the Tender Offer if certain events described under “The Tender Offer — Conditions of the Tender Offer” occur, (ii) waive any and all of the conditions of the Tender Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Date or (iv) amend the terms of the Tender Offer.

The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Convertible Notes tendered in the Tender Offer, or to delay the payment for Convertible Notes so accepted, in order to permit any or all conditions of the Tender Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “The Tender Offer — Conditions of the Tender Offer.”

Withdrawal Rights	Tenders of Convertible Notes may be withdrawn at any time before the Expiration Date by following the procedures described herein. See “The Tender Offer — Withdrawal of Tenders and Absence of Appraisal Rights.”

Procedures for Tendering Convertible Notes	Any Holder desiring to tender Convertible Notes should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Convertible Notes to the Depositary (or transfer such Convertible Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder’s custodian to effect the transaction or (c) tender through DTC pursuant to ATOP. A Holder with Convertible Notes held through a custodian must contact that custodian if such Holder desires to tender those Convertible Notes and promptly instruct such custodian to tender such Convertible Notes on its behalf. See “The Tender Offer—Procedures for Tendering Convertible Notes.”

U.S. Federal Income Tax Considerations	For a discussion of certain material U.S. federal income tax considerations of the Tender Offer, see “Certain U.S. Federal Income Tax Considerations.”

Certain Significant Consequences	For a discussion of certain consequences in deciding whether to participate in the Tender Offer, see “Certain Significant Consequences.”

No Brokerage Commissions	No brokerage fees or commissions will be payable by Holders to the Company, the Dealer Manager, the Information Agent, the Trustee or the Depositary. However, a beneficial owner may have to pay fees or commissions to any nominee holding its Convertible Notes.

The Dealer Manager	Credit Suisse Securities (USA) LLC

The Depositary	Global Bondholder Services Corporation

The Information Agent	Global Bondholder Services Corporation

Trustee for the Convertible Notes	U.S. Bank National Association

Additional Documentation; Further Information; Assistance	Any questions or requests for assistance concerning the terms of the Tender Offer may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offer or for additional copies of this Offer to Purchase and the other offer documents may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. A beneficial owner may also contact its custodian for assistance concerning the Tender Offer.

DESCRIPTION OF THE CONVERTIBLE NOTES
     The Convertible Notes were issued pursuant to the Indenture, dated as of March 5, 2008, and the First Supplemental Indenture, dated as of August 19, 2008 (together, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Convertible Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Holders are referred to the Indenture and the Trust Indenture Act for a statement thereof.
     The Convertible Notes were issued in August 2008 in an original aggregate principal amount of $172,500,000. At June 30, 2010, $172,500,000 aggregate principal amount of Convertible Notes remained outstanding. Interest accrues on the Convertible Notes and is payable on February 15 and August 15 of each year, commencing on February 15, 2009, at a rate of 6.50% per annum.
     The Convertible Notes are convertible, under certain circumstances described below, into the Company’s common shares, par value $1.00 per share (“Common Stock”), at a conversion rate of 30.9253 shares of Common Stock per $1,000 principal amount of Convertible Notes for a total of approximately 5,334,615 shares. This is equivalent to a conversion price of approximately $32.34 per share. The Convertible Notes are convertible (a) during any calendar quarter (and only during such calendar quarter), if the last reported sale price of our Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the base conversion price on such last trading day, (b) during the five-business-day period following any five-consecutive-trading-day period in which the trading price for $1,000 principal amount of the Convertible Notes was less than 97% of the product of the last reported sale price of our Common Stock and the applicable conversion rate on such day, (c) if specified distributions to holders of our Common Stock are made, or specified corporate events occur and (d) at any time on or after June 15, 2013 until the close of business on the business day immediately preceding the maturity date for the Convertible Notes. Based on the foregoing conditions, the Convertible Notes are not currently convertible.
     The Holders of the Convertible Notes have the right to require us to purchase for cash all or a portion of their Convertible Notes in the event that any of the following occurs (a) the acquisition of a person or group of beneficial ownership of more than 50% of the voting power of our Common Stock, (b) the delisting of our Common Stock on a national securities exchange for more than 20 days, (c) a majority of the members of our board of directors does not consist of continuing directors, (d) a consolidation, merger or binding share exchange to which we are a party, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of related transactions of all or substantially all of our properties and assets or (e) our shareholders approve any plan or proposal for our liquidation or dissolution or a termination of trading in the Convertible Notes.
     The Convertible Notes are unsecured senior obligations and rank equal in right of payment to any of our existing or future senior debt, and will rank senior to all of our subordinated debt. The Convertible Notes are effectively junior to any of our secured debt to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries.
     The terms and conditions governing the Convertible Notes will remain unchanged by the Tender Offer. No amendment to the Indenture is being sought in connection with the Tender Offer.
PURPOSE OF THE TENDER OFFER
     The principal purpose of the Tender Offer is to acquire all of the outstanding Convertible Notes in order to retire the debt associated with the Convertible Notes. We will cancel the Convertible Notes that we purchase in the Tender Offer, and those Convertible Notes will cease to be outstanding. Any Convertible Notes that remain outstanding after the Tender Offer will continue to be our obligations. Holders of those outstanding Convertible Notes will continue to have all the rights associated with those Convertible Notes. We are not seeking the approval of holders of the Convertible Notes for any amendment to the Convertible Notes or the Indenture.

CERTAIN SIGNIFICANT CONSEQUENCES
     In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the following consequences.
Limited Trading Market
     The Convertible Notes are not listed on any national or regional securities exchange. To the extent that Convertible Notes are purchased in the Tender Offer, the trading market for the Convertible Notes would become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Convertible Notes not purchased may be affected adversely to the extent that the principal amount of Convertible Notes tendered pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile. There can be no assurance that any trading market will exist for the Convertible Notes following consummation of the Tender Offer. The extent of the public market for the Convertible Notes following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of Convertible Notes, the number of Holders and the interest in maintaining a market in the Convertible Notes on the part of securities firms. The Company does not intend to create or sustain a market for any Convertible Notes that remain outstanding following consummation of the Tender Offer.
Subsequent Purchase of the Convertible Notes
     Although the Company currently does not intend to purchase or otherwise provide any similar opportunity for the Holders of Convertible Notes to gain liquidity with respect to Convertible Notes not tendered in the Tender Offer, the Company reserves the absolute right, in its sole discretion, from time to time to purchase any Convertible Notes that remain outstanding after the Expiration Date through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. However, there can be no assurance that the Holders of Convertible Notes will have any further opportunity to gain liquidity with respect to the Convertible Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Convertible Notes, other than in the Tender Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.
The Conversion Price of the Convertible Notes is Significantly Greater than our Recent Share Prices.
     The Convertible Notes are convertible, under certain circumstances, into shares of our Common Stock at a conversion rate of 30.9253 shares of Common Stock per $1,000 principal amount of Convertible Notes for a total of 5,334,615 shares. This is equivalent to a conversion price of approximately $32.34 per share. The closing price for our shares of Common Stock on ordinary shares on the New York Stock Exchange on July 26, 2010 was $9.17 per share.
Position of the Company Concerning the Tender Offer
     Holders of Convertible Notes purchased in the Tender Offer will forgo interest, conversion and other rights associated with these Convertible Notes. Neither the Company nor its management or board of directors nor the Dealer Manager, Depositary or the Information Agent makes any recommendation to any Holder or owner of Convertible Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.

THE TENDER OFFER
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offer.
Introduction
     The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the outstanding Convertible Notes that are validly tendered (and not validly withdrawn) to the Depositary on or prior to the Expiration Date for the consideration described below. The Company will accept tenders of Convertible Notes in principal amounts of $1,000 or integral multiples thereof.
     The Board of Directors of the Company (the “Board”) has not made any recommendation to the Holders as to whether to tender or refrain from tendering all or any portion of the Convertible Notes in the Tender Offer. Each Holder must decide whether to tender Convertible Notes, and if tendering, the principal amount of Convertible Notes to tender. The Holders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase, and to obtain current market quotations for the Convertible Notes.
Tender Offer Consideration
     The Tender Offer Consideration for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is $1,010. In addition to receiving the Tender Offer Consideration, tendering Holders whose Convertible Notes are purchased pursuant to the Tender Offer will receive any accrued and unpaid interest to, but not including, the Payment Date.
     Convertible Notes tendered may be validly withdrawn at any time on or prior to the Expiration Date. In the event of a termination or withdrawal of the Tender Offer without any Convertible Notes being purchased thereunder, the Convertible Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders. See “—Withdrawal of Tenders and Absence of Appraisal Rights.”
Source and Amount of Funds
     The total amount of funds required to purchase all of the outstanding $172.5 million aggregate principal amount of the Convertible Notes at a price equal to $1,010 per $1,000 principal amount, to pay all accrued and unpaid interest on such Convertible Notes and all premiums and transaction expenses associated therewith is expected to be approximately $174.8 million. The net proceeds from the concurrent New Notes Offering, after deducting underwriting discounts and commissions and estimated offering expenses, is expected to be approximately $244 million. The Company expects to use a portion of the net cash proceeds from the concurrent New Notes Offering to fund the purchases of the Convertible Notes pursuant to the Tender Offer.
     In connection with the Tender Offer and New Notes Offering, the Company intends to enter into the New Credit Facility, which the Company expects will provide up to an aggregate of $350 million of borrowings, all or a portion of which will be revolving borrowings and a portion of which may be term loans. Upon the completion of the Tender Offer, the Company intends to repay all of the term loans and revolving borrowings outstanding under the Existing Credit Facility using any remaining net proceeds from the New Notes Offering and borrowings under the New Credit Facility.
     Payment for Convertible Notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with the Depositary, or, at the direction of the Depository, DTC, which will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to Holders.
Expiration Date; Extension; Amendment and Termination
     The Tender Offer will expire at midnight, New York City time, on August 23, 2010, unless extended or terminated by the Company in its sole discretion. If the Tender Offer is extended, “Expiration Date” shall mean the time and date on which the Tender Offer, as so extended, shall expire. Subject to the requirements of applicable law, the Company reserves the right to extend the Expiration Date, from time to time or for such period or periods as it may determine in its sole discretion, by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making an announcement by press release to PR Newswire or a similar service at or prior to 9:00 a.m., New York City time, on the next business day following the previously established Expiration Date. During any extension of the Tender Offer, all Convertible Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by the Company.
     To the extent the Company is legally permitted to do so, subject to the requirements of applicable law, it reserves the absolute right, in its sole discretion, at any time to (i) waive any condition to the Tender Offer and (ii) amend any of the terms of the Tender Offer. If the Company makes a material change in the terms of the Tender Offer or waives a material condition of the Tender Offer, the Company will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional offer documents and will extend the Tender Offer to the extent required by law. To the extent the company is legally permitted to do so, the Company reserves the right to terminate or withdraw the Tender Offer prior to the Expiration Date. Any such termination or withdrawal will be followed promptly by public announcement thereof. In the event that the Company terminates or withdraws the Tender Offer, the Company will give immediate notice thereof to the Depositary, and all Convertible Notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders. In the event that the Tender Offer is terminated or withdrawn, no consideration will be paid or become payable in respect of any Convertible Notes. See “—Withdrawal of Tenders and Absence of Appraisal Rights” and “—Conditions of the Tender Offer.”
     There can be no assurance that the Company will exercise its right to extend the Expiration Date.
Acceptance for Purchase and Payment
     Upon the terms and subject to the conditions of the Tender Offer, the Company will accept for purchase Convertible Notes validly tendered pursuant to the Tender Offer (or defectively tendered, if such defect has been waived by the Company), and not validly withdrawn, upon the satisfaction or waiver of the conditions to the Tender Offer specified herein under “—Conditions of the Tender Offer.” The Company will promptly pay for Convertible Notes accepted. The Company reserves the right, in its sole discretion, to delay acceptance for purchase of Convertible Notes tendered under the Tender Offer or the payment for Convertible Notes accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer), or to terminate the Tender Offer and not accept for purchase any Convertible Notes not theretofore accepted for purchase, if any of the conditions set forth under “—Conditions of the Tender Offer” shall not have been satisfied or waived by the Company or in order to comply with any applicable law. In all cases, payment for Convertible Notes accepted for purchase pursuant to the Tender Offer will be made only after timely delivery of certificates representing tendered Convertible Notes, confirmation of book-entry transfer of the Convertible Notes or satisfaction of DTC’s ATOP procedures, and receipt of any other documents required in connection therewith.
     Subject to the satisfaction or waiver of the conditions to the Tender Offer, the Company expects to accept for payment Convertible Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date.
     For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Convertible Notes (or defectively tendered Convertible Notes, if such defect has been waived by the Company) if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Depositary. Payment for Convertible Notes accepted for purchase in the Tender Offer on or prior to the Expiration Date will be made by the Company by depositing such payment with the Depositary, or, at the direction of the Depository, DTC, which will act as agent for the Holders for the purpose of receiving the Tender Offer Consideration and transmitting such consideration to the Holders.
     Tenders of Convertible Notes pursuant to the Tender Offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof. Holders whose Convertible Notes are being purchased only in part shall be issued new Convertible Notes in book-entry form only and equal in principal amount to the unpurchased portion of the Convertible Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or integral multiples thereof. If, for any reason, acceptance for purchase of, or payment for, validly tendered Convertible Notes pursuant to the Tender Offer is delayed or the Company is unable to accept for purchase, or to pay for, validly tendered Convertible Notes pursuant to the Tender Offer, then the Depositary may, nevertheless, on the Company’s behalf, retain tendered Convertible Notes, without prejudice to the Company’s rights described under “—Expiration Date; Extension; Amendment and Termination,” “—Conditions of the Tender Offer” and “—Withdrawal of Tenders and Absence of Appraisal Rights” (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer). If any tendered Convertible Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Tender Offer, such Convertible Notes will be credited to the account from which such Convertible Notes were delivered promptly following the Expiration Date or the termination or withdrawal of the Tender Offer.
     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Convertible Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve it of its obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive payment for their Convertible Notes validly tendered, and accepted for payment pursuant to the Tender Offer. Under no circumstances will any interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes or otherwise.
     Tendering Holders of Convertible Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Convertible Notes, except as provided in the Letter of Transmittal. The Company will pay all other charges and expenses in connection with the Tender Offer. See “Persons Employed in Connection with the Tender Offer” and “Miscellaneous.”
Procedures for Tendering Convertible Notes
     For a Holder to tender Convertible Notes validly pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, prior to the Expiration Date, either (a) certificates for tendered Convertible Notes must be received by the Depositary at such address or (b) such Convertible Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal). The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.
     If the Convertible Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Convertible Notes are to be issued to a person other than the Holder of record, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the holder of record (the “Record Holder”) appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.
     Need for Guarantee of Signature. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, unless the Convertible Notes tendered thereby are tendered (a) by the Record Holder of such Convertible Notes and that Holder has not completed either of the boxes entitled “A. Special Issuance/Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

     Book-Entry Delivery of the Convertible Notes; Tender through ATOP. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Convertible Notes at DTC for purposes of the Tender Offer. Any financial institution that is a participant in DTC may make book-entry delivery of Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of the Convertible Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or prior to the Expiration Date, in order to be eligible to receive the Tender Offer Consideration, at its address set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Depositary.
     Holders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the Tender Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.
     Backup Withholding. To prevent U.S. federal income backup withholding tax, each tendering Holder must (i) provide the Depositary with such Holder’s correct taxpayer identification number and certify, among other things, that such Holder is not subject to U.S. federal income backup withholding tax by completing the Form W-9 included in the Letter of Transmittal or (ii) otherwise establish a basis for exemption from backup withholding. For a more detailed discussion of U.S. federal backup withholding, see “Certain U.S. Federal Income Tax Considerations.”
     General. The tender of Convertible Notes pursuant to the Tender Offer by one of the procedures set forth above will constitute an agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions of the Tender Offer.
     The method of delivery of the Letter of Transmittal, certificates for Convertible Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
     Please note that if Convertible Notes are held by a custodian, the custodian may have an earlier deadline for tendering Convertible Notes pursuant to the Tender Offer than the Expiration Date.
     By tendering Convertible Notes through book-entry transfer as described in this Offer to Purchase, and subject to and effective upon acceptance for purchase of, and payment for, the Convertible Notes tendered therewith, a tendering Holder acknowledges receipt of this Offer to Purchase and (i) sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Convertible Notes tendered thereby, (ii) waives any and all other rights with respect to the Convertible Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Convertible Notes and the Indenture), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Convertible Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Convertible Notes or to participate in any redemption or defeasance of the Convertible Notes and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as an agent of the Company) with respect to any such tendered Convertible Notes, with full power of substitution and re substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Convertible Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Convertible Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Tender Offer Consideration for any tendered Convertible Notes that are purchased by the Company).
     The Holder, by tendering its Convertible Notes, represents and warrants that the Holder has full power and authority to tender, sell, assign and transfer the Convertible Notes tendered, and that, when such Convertible Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Convertible Notes tendered. All authority conferred or agreed to be conferred by tendering the Convertible Notes through book-entry transfer shall survive the death or incapacity of the tendering Holder, and every obligation of such Holder incurred in connection with its tender of its Convertible Notes shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.
     All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Convertible Notes will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Convertible Notes that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of Convertible Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of the other Holders. The Company’s interpretation of the terms and conditions of the Tender Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Trustee, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.
Withdrawal of Tenders and Absence of Appraisal Rights
     Convertible Notes tendered pursuant to the Tender Offer may be withdrawn at any time before the Expiration Date, but not thereafter. Holders of Convertible Notes may contact the Depositary at its address set forth on the back cover of this Offer to Purchase for information regarding withdrawal of Convertible Notes from DTC.
     For a withdrawal of Convertible Notes to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must (a) specify the name of the Holder who tendered the Convertible Notes to be withdrawn and, if different, the name of the Record Holder of such Convertible Notes (or, in the case of Convertible Notes tendered by book-entry transfer, the name of the participant for whose account such Convertible Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Convertible Notes), (b) contain a description of the Convertible Notes to be withdrawn (including the principal amount to be withdrawn and, in the case of Convertible Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof), and (c) be signed by the Holder of such Convertible Notes in the same manner as the original signature on any Letter of Transmittal, including any required signature guarantees (or, in the case of Convertible Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by (x) documents of transfer sufficient to have the Depositary register the transfer of the Convertible Notes into the name of the person withdrawing such Convertible Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Convertible Notes have been tendered for the account of an Eligible Institution. If certificates for the Convertible Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

     Withdrawals of tenders of Convertible Notes may not be rescinded, and any Convertible Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Properly withdrawn Convertible Notes may, however, be retendered following one of the procedures described under “—Procedures for Tendering Convertible Notes” at any time prior to the Expiration Date.
     Withdrawals of Convertible Notes can only be accomplished in accordance with the foregoing procedures. All questions as to the validity (including time of receipt) of notices of withdrawal or revocation will be determined by the Company in its sole discretion, and its determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, or incur any liability for failure to give any such notification.
     The Convertible Notes are the Company’s debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer.
Conditions of the Tender Offer
     The Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned on satisfaction of all the conditions to the Tender Offer. The Tender Offer does not have as a condition that a minimum principal amount of Convertible Notes be tendered.
     Financing Condition. The Tender Offer is conditioned upon the consummation of the New Notes Offering. Notwithstanding the foregoing, the Company expressly reserves the right, in its sole discretion but subject to applicable law, to terminate the Tender Offer prior to the Expiration Date and not accept for payment any Convertible Notes tendered in the Tender Offer if the Company determines, in its reasonable judgment, that the Financing Condition cannot be satisfied at or prior to the Expiration Date, which makes it inadvisable to proceed with the Tender Offer or with acceptance for payment any Convertible Notes tendered in the Tender Offer. See “—Source and Amount of Funds” for additional information regarding the New Notes Offering.
     Credit Facility Condition. The Tender Offer is also conditioned upon either (i) the Company’s entry into, and the availability of funds under, the New Credit Facility or (ii) the Company’s entry into an amendment to, or its receipt of a waiver under, the Existing Credit Agreement governing the Existing Credit Facility that will permit the Company to repurchase Convertible Notes pursuant to the Tender Offer. Notwithstanding the foregoing, the Company expressly reserves the right, in its sole discretion but subject to applicable law, to terminate the Tender Offer prior to the Expiration Date and not accept for payment any Convertible Notes tendered in the Tender Offer if the Company determines, in its reasonable judgment, that the Credit Facility Condition cannot be satisfied at or prior to the Expiration Date, which makes it inadvisable to proceed with the Tender Offer or with acceptance for payment any Convertible Notes tendered in the Tender Offer. See “—Source and Amount of Funds” for additional information regarding the Existing Credit Facility and New Credit Facility.
     General Conditions. Notwithstanding any other provision of the Tender Offer, subject to applicable law, the Company shall not be required to accept for payment any Convertible Notes tendered in the Tender Offer and may, in its sole discretion, terminate or amend the Tender Offer if on or after July 27, 2010, and at or prior to the Expiration Date, any of the following events shall occur:
•	in the Company’s reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:
•	challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Tender Offer or the acquisition of some or all of the Convertible Notes pursuant to the Tender Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair its ability to purchase some or all of the Convertible Notes pursuant to the Tender Offer;
•	in the Company’s reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:
•	could make the acceptance for payment, or payment, for some or all of the Convertible Notes illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Tender Offer;

•	could delay or restrict its ability, or render it unable, to accept for payment or pay for some or all of the Convertible Notes to be purchased pursuant to the Tender Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;
•	in the Company’s reasonable judgment, there has occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after July 27, 2010;

•	any material escalation of any war or armed hostilities which had commenced before July 27, 2010;

•	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self- regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Convertible Notes or in the Company’s Common Stock;

•	any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Tender Offer to the Company;

•	in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof; or

•	a tender or exchange offer for any or all of the Company’s Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.
     All of the General Conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the Tender Offer or with acceptance for payment any Convertible Notes tendered in the Tender Offer.
     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Tender Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.
     The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Tender Offer prior to the Expiration Date and not accept for payment any Convertible Notes tendered in the Tender Offer if certain events described under “—Conditions to the Tender Offer” occur, (ii) waive any and all of the conditions of the Tender Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Date or (iv) amend the terms of the Tender Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. In the event that the Company extends the Tender Offer, the term “Expiration Date” with respect to such extended Tender Offer shall mean the time and date on which the Tender Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.
Other Purchases of Convertible Notes
     Whether or not the Tender Offer is consummated, the Company and its affiliates may from time to time acquire Convertible Notes otherwise than pursuant to the Tender Offer, through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.
     The following is a general discussion of certain U.S. federal income tax consequences of the Tender Offer to U.S. Holders and Non-U.S. Holders, each as defined herein. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their individual circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, holders whose income exceeds certain thresholds and are subject to the 3.8% Medicare Tax on certain income, persons that hold Convertible Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that acquire Convertible Notes in connection with employment or other performance of services, U.S. Holders that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities (or investors in such entities), persons subject to the alternative minimum tax, and persons who have ceased to be U.S. citizens or to be taxed as resident aliens), nor does it address state, local or foreign tax considerations or U.S. federal tax considerations other than income taxation. This summary assumes that Holders have held their Convertible Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
     If an entity treated as a partnership for U.S. federal income tax purposes holds a Convertible Note, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. As a result, this disclosure does not address the tax treatment of partnerships or persons who hold their Convertible Notes through a partnership or other pass-through entity. If you are a partner of a partnership holding the Convertible Notes, you are urged to consult your tax advisor.
     THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS TAX CONSIDERATIONS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
     This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does the Company intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Tender Offer.
     For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Convertible Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Convertible Notes that is an individual, corporation, estate or trust and is not a U.S. Holder.
Consequences to Tendering U.S. Holders
     Sale of a Convertible Note. The receipt of cash by a U.S. Holder in exchange for a Convertible Note will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the “market discount” rules set forth below, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (i) the Tender Offer Consideration and other consideration received in exchange for each such Convertible Note (less an amount attributable to any accrued but unpaid interest not previously included in income, which will be treated as a payment of interest for U.S. federal income tax purposes and will be subject to tax as ordinary income), and (ii) the U.S. Holder’s adjusted tax basis in the tendered Convertible Note. Generally, a U.S. Holder’s adjusted tax basis for a Convertible Note will equal the amount paid for the Convertible Note, increased, if the election described below has been made, by any market discount previously included in the U.S. Holder’s income, and decreased (but not below zero) by any amortized premium in respect of the Convertible Note which has been previously taken into account. Except to the extent that gain is characterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder held the Convertible Note for more than one year at the time of such sale. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.
     Market Discount. A Convertible Note has “market discount” if it was acquired after original issuance and its stated principal amount exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a Convertible Note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period the Convertible Note was held by such U.S. Holder. This rule will not apply to the extent a U.S. Holder previously included such market discount in income as it accrued for U.S. federal income tax purposes pursuant to an election.
Information Reporting and Backup Withholding for U.S. Holders
     A U.S. Holder whose Convertible Notes are tendered and accepted for payment by the Company will be subject to certain information reporting requirements (unless the U.S. Holder is exempt from such requirements). In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to the receipt of cash in exchange for a Convertible Note unless the U.S. Holder timely provides the Company with a correct Taxpayer Identification Number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder either (a) is exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends from payments made to the U.S. Holder or (c) has been informed by the IRS that backup withholding is no longer required. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount withheld as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is properly and timely provided to the IRS. See the Letter of Transmittal for additional information.
Consequences to Non-Tendering U.S. Holders
     A U.S. Holder that does not tender its Convertible Notes pursuant to the Tender Offer will not be treated as having sold or otherwise disposed of its Convertible Notes for U.S. federal income tax purposes, and will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Tender Offer.
Consequences to Tendering Non-U.S. Holders
     Sale of the Convertible Note. Subject to the discussion relating to interest and backup withholding below, a Non-U.S. Holder that receives cash on the sale of Convertible Notes pursuant to the Tender Offer generally will not be subject to U.S. federal income or withholding tax on any gain recognized, unless either (1) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, in which case such gain will be taxed as discussed below; or (2) such Non-U.S. Holder is an individual that is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S. source losses.
     Interest. Amounts received pursuant to the Tender Offer, if any, attributable to accrued but unpaid interest on a Convertible Note held by a Non-U.S. Holder generally will not be subject to U.S. federal income tax as ordinary income or a 30% withholding tax, provided that the Non-U.S. Holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) does not conduct a trade or business in the United States to which such interest is effectively connected, and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a Non-U.S. Holder (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).
     Unless an applicable income tax treaty provides otherwise, gain, interest or other income on the Convertible Notes that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons generally (and, with respect to a corporate Non-U.S. Holder, a branch profits tax equal to 30% of such Non-U.S. Holder’s effectively connected earnings and profits attributable to such gain, interest or other income may apply). Non-U.S. Holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide for exemption from or reduction of income or branch profits taxes or other rules different from those described above.
Information Reporting and Backup Withholding for Non-U.S. Holders
A Non-U.S. Holder whose Convertible Notes are tendered and accepted for payment by the Company may be subject to certain information reporting and backup withholding (currently at a rate of 28%) with respect to the receipt of cash in exchange for a Convertible Note. However, such backup withholding generally will not apply if the Non-U.S. Holder certifies its exempt status by timely providing a properly executed IRS Form W-8BEN, W-8ECI or other appropriate form. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding. Any amount paid as backup withholding would be creditable against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is properly and timely provided to the IRS. Copies of information returns may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement. See the Letter of Transmittal for additional information.
Consequences to Non-Tendering Non-U.S. Holders
     A Non-U.S. Holder that does not tender its Convertible Notes pursuant to the Tender Offer will not be treated as having sold or otherwise disposed of its Convertible Notes for U.S. federal income tax purposes, and will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Tender Offer.

MARKET PRICE INFORMATION
     The Convertible Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers do provide quotations for and engage in transactions in the Convertible Notes, there is no established public market for the Convertible Notes. We believe that trading in the Convertible Notes has been limited and sporadic. The Convertible Notes are convertible into shares of our Common Stock at the conversion rate of 30.9253 shares of Common Stock per $1,000 principal amount of Convertible Notes or a conversion price (subject to adjustment) of approximately $32.34 per share. Our Common Stock is traded on the New York Stock Exchange under the symbol “FOE.” The closing price of our Common Stock on July 26, 2010 was $9.17 per share. As of June 30, 2010, there were approximately 1,468 holders of record of our common stock.
     The following table shows the quarterly high and low intra-day sales prices as reported by the New York Stock Exchange and dividends declared per share for our Common Stock during each quarter of our last two fiscal years and the third quarter fiscal year 2010 through July 26, 2010.

	Prices
	High	Low	Dividends
Fiscal Year Ended December 31, 2008
First Quarter	$20.65	$13.77	$0.145
Second Quarter	21.10	13.52	0.145
Third Quarter	24.13	17.28	0.145
Fourth Quarter	20.97	5.54	0.145
Fiscal Year Ended December 31, 2009
First Quarter	7.77	0.81	0.01
Second Quarter	6.00	1.33	0.00
Third Quarter	10.46	1.95	0.00
Fourth Quarter	8.98	5.40	0.00
Fiscal Year Ended December 31, 2010
First Quarter	9.16	6.93	0.00
Second Quarter	11.62	6.91	0.00
Third Quarter (through July 26, 2010)	9.29	6.68	—
     If we pay cash dividends in excess of a base dividend amount in any single quarterly period, the conversion rate of the Convertible Notes will be increased by a specified formula. The base dividend amount is $0.145 per share, subject to adjustment in certain events. The Existing Credit Facility currently limits, and the New Credit Facility and the indenture governing the New Notes will limit, the payment of dividends on our Common Stock.

PERSONS EMPLOYED IN CONNECTION WITH THE TENDER OFFER
Dealer Manager
     Credit Suisse Securities (USA) LLC has been engaged to act as the dealer manager in connection with the Tender Offer. In such capacity, the Dealer Manager will contact Holders regarding the Tender Offer and will request brokers, dealers, commercial banks, trust companies and other nominees to forward the offer documents and related materials to beneficial owners of Convertible Notes. The Dealer Manager will receive reasonable and customary compensation for its services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.
     At any given time, the Dealer Manager may trade the Convertible Notes of the Company for its own account or for the accounts of customers, and accordingly, may hold a long or short position in the Convertible Notes. The Dealer Manager has provided in the past other investment banking and financial advisory services to the Company for which it was paid customary fees. In the future, it may also provide investment banking and financial advisory services to the Company and/or its affiliates for which it expects to be paid customary fees, including in connection with the New Notes Offering and the New Credit Facility.
     Any Holder or beneficial owner that has questions concerning the terms of the Tender Offer may contact the Dealer Manager at its address and telephone numbers set forth on the back cover page of this Offer to Purchase.
Information Agent and Depositary
     The Company has appointed Global Bondholder Services Corporation as the Information Agent with respect to the Tender Offer. The Company will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith.
     The Company has also agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.
     Global Bondholder Services Corporation has also been appointed the Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Depositary for certain liabilities.
Other
     In connection with the Tender Offer, directors and officers of the Company and its affiliates may solicit tenders by use of the mails, personally or by telephone, fax, electronic communication or other similar methods. Members of the Board and officers of the Company will not be specifically compensated for these services. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Notes and in handling or forwarding tenders of Convertible Notes by their customers.

MISCELLANEOUS
     The Tender Offer is not being made to (nor will tenders of Convertible Notes be accepted from or on behalf of) Holders of Convertible Notes in any jurisdiction in which the making or acceptance of the Tender Offer would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make or extend the Tender Offer in any such jurisdiction.
     No person has been authorized to give any information or make any representation on our behalf that is not contained in this Offer to Purchase or other offer documents and, if given or made, such information or representation should not be relied upon.
     NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR A PORTION OF THEIR CONVERTIBLE NOTES PURSUANT TO THE TENDER OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER CONVERTIBLE NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF CONVERTIBLE NOTES AS TO WHICH ACTION IS TO BE TAKEN.
FERRO CORPORATION

     In order to tender, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Convertible Notes and any other required documents to the Depositary at the address set forth below or tender pursuant to DTC’s Automated Tender Offer Program.
The Information Agent for the Tender Offer is:
Global Bondholder Services Corporation
65 Broadway — Suite 404
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free (866) 873-7700
The Depositary for the Tender Offer is:
Global Bondholder Services Corporation
By facsimile:
(For Eligible Institutions only):
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway — Suite 404	65 Broadway — Suite 404	65 Broadway — Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006
Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the other offer documents may be directed to the Information Agent at its telephone number above. A Holder may also contact the Dealer Manager at its telephone numbers set forth below or such Holder’s custodian for assistance concerning the Tender Offer.
The Dealer Manager for the Tender Offer is:
Credit Suisse
Credit Suisse Securities (USA) LLC
Attn: Liability Management Group
Eleven Madison Avenue
New York, New York 10010
Collect: (212) 538-2147
U.S. Toll free: (800) 820-1653